Exhibit 10.28

United Technologies Corporation

Long Term Incentive Plan

Performance Share Unit Award

Schedule of Terms

This Schedule of Terms describes the material features of the recipient’s Performance Share Unit Award (“Award”) granted under the United Technologies Corporation 2005 Long Term Incentive Plan as amended and restated on April 9, 2008 (the “LTIP”). The Award is subject to this Schedule of Terms and the terms, definitions, and provisions of the LTIP. The LTIP Prospectus contains detailed information about the LTIP and this Award.

Performance Share Unit

A Performance Share Unit (a “PSU”) is equal in value to one share of common stock of the Corporation (“Common Stock”). PSUs are generally convertible into shares of Common Stock if and to the extent the associated pre-established performance targets are achieved (see “Vesting” below).

Acknowledgement of Award

The number of PSUs awarded is set forth in the Statement of Award. The recipient must acknowledge and accept the terms and conditions of the PSU Award by signing and returning the designated portion of the Statement of Award to the Stock Plan Administrator by the specified due date.

Vesting

PSUs vest only if pre-established three year performance targets are achieved. Performance targets include: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth. A PSU Award may be subject to a single or multiple performance targets. The Statement of Award will specify the applicable performance targets, the performance period and vesting date, the minimum performance required for vesting, the range of vesting relative to measured performance and, if multiple performance targets apply, the relative weighting of each.

In the event of certain types of misconduct, Awards may be forfeited, including vested Awards and gains realized from prior Awards. See “Forfeiture of Interest and Recoupment of Gains Realized from Prior Awards” on page 3.

No shareowner rights

A PSU is the right to receive a share of Common Stock in the future, subject to continued employment and achievement of performance targets. The holder of a PSU has no voting, dividend or other rights accorded to owners of Common Stock.

Payment/Conversion of PSUs

PSUs will generally be converted into shares of Common Stock, effective as of the vesting date, when the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) determines if, and to what extent, PSUs have vested as a result of the achievement of performance targets. If performance targets are not met, the PSUs that do not vest will be cancelled without value. PSUs may be paid in cash where local law restricts the distribution of Common Stock.

Termination of Employment

If the recipient terminates employment prior to the end of the performance measurement period for any reason other than death, disability, or retirement (including if the recipient meets the “Rule of 65”, below), unvested PSUs will be cancelled as of the termination date.

Retirement. The recipient is eligible for retirement (including “Rule of 65”) under this Award if the recipient is:

(i) age 65 on date of termination;

(ii) at least age 55 with 10 or more years of continuous service as of the date of termination; or

(iii) meets the “Rule of 65.” The recipient qualifies for the Rule of 65 if termination of employment occurs after age 50, but before age 55, and the sum of age and continuous service adds up to 65 or more.

Following retirement, including termination under the Rule of 65, the unvested PSUs that have been held for at least one year prior to the date of retirement will remain outstanding and eligible to vest as scheduled, if and to the extent the Committee determines that performance targets have been achieved.

In all cases, PSUs held for less than one year prior to retirement or termination under the Rule of 65 will be cancelled without value.

Service used to determine eligibility for retirement or the “Rule of 65” will be based on continuous service recognized under the recipient’s UTC retirement plan.

Disability. If employment terminates by reason of disability, unvested PSUs will not be forfeited. As long as recipient the recipient remains disabled under the recipient’s UTC disability plan, PSUs not yet vested will remain eligible to vest per the terms of the Award.

Death. The number of PSUs awarded will vest and be converted to shares of Common Stock (at target) effective as of the date of death. The shares will be delivered to the estate of the recipient as soon as administratively practicable.

Rehire. If the recipient terminates employment and is then rehired by the Corporation before the end of the 90 day period immediately following the date of termination, unvested PSUs that were cancelled because of the termination of employment will be reinstated. If the recipient is rehired by the Corporation after the 90 day period immediately following the date of termination, the recipient will be treated as a new employee and cancelled PSUs will not be reinstated.

Forfeiture of Interests and Recoupment of Gains Realized from Prior Awards

PSUs shall be forfeited and the recipient will be obligated to repay the value realized from the conversion of PSUs into shares of unrestricted Common Stock under the following circumstances:

(i)	Termination of Employment for Cause;

(ii)	A restatement of financial results attributable to the recipient’s actions, whether intentional or negligent;

(iii)	The Committee determines that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual, corrected results;

(iv)	If within three years following any Termination of Employment, the Committee or the Corporation determines that the recipient engaged in conduct before the recipient’s termination date that would have constituted the basis for a Termination of Employment for Cause;

(v)	If at any time during the twenty-four month period immediately following any Termination of Employment, the recipient:

(A)	solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or

(B)	publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

(vi)	If at any time during the twelve month period following any Termination of Employment, the recipient becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the recipient, unless the recipient has first obtained the consent of the Committee. A recipient shall be deemed to have been employed by each business unit that employed the recipient within the two-year period immediately prior to the date of the Termination of Employment.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of PSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, including the number of PSUs and underlying shares of Common Stock as the Committee determines are necessary or appropriate to prevent an increase or decrease in the value of PSUs relative to Common Stock or the dilution or enlargement of the rights of recipients.

Change of Control

In the event of a change of control or restructuring of the Corporation, the Committee may take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP recipients. Such actions may include: acceleration of the vesting date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

Awards Not to Affect or Be Affected by Certain Transactions

PSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Taxes/Withholding

Recipients are responsible for any income or other tax liability attributable to any Award. The closing price of UTC’s Common Stock on the New York Stock Exchange on the vesting date will be used to calculate income realized from the vesting of PSUs. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due to a recipient or from the recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the vesting of any PSU. Recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax. A discussion of U.S. Federal tax treatment of PSUs may be found in the LTIP prospectus.

Deferral of Gain (U.S. based executives)

A recipient who qualifies as a Participant under the LTIP PSU Deferral Plan may irrevocably elect to defer the conversion of vested PSUs into shares of Common Stock to a date that is at least five years after the scheduled vesting date. The election to defer the conversion of shares must be made no later than the end of the second year of the performance measurement period, or such earlier date as may be specified by the Committee. Vested PSUs subject to a deferral election will be converted to unfunded deferred share units that will convert into shares of Common Stock on the distribution date as specified in the deferral election and the LTIP PSU Deferral Plan. Deferred share units will be credited with dividend equivalents. Under U.S. income tax law, a recipient will generally not be taxed until the resulting deferred share units are converted to shares of Common Stock and distributed. Deferred share units will not be funded by the Corporation. In this regard, a recipient’s rights to deferred share units are those of a general unsecured creditor of the Corporation. Details of the deferral of PSUs into deferred share units will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering PSU deferral elections at any time for any reason it deems appropriate in its sole discretion.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of an recipient in any PSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Administration

Under the LTIP, subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant PSU Awards, and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, and to such subordinates as he or she may further delegate. Awards to employees of the Corporation who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.

Data Privacy

The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Corporation and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the transmission of information related to the administration of Awards and the LTIP.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question concerning administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.

Additional Information

Questions concerning the Plan or Awards and requests for Plan documents can be directed to:

Stock Plan Administrator

United Technologies Corporation

1 Financial Plaza, MS 504

Hartford, CT 06101

stockoptionplans@utc.com

The Corporation and/or its approved Stock Plan Administrator will send any Award-related communications to the recipient’s email address or physical address on record. It is the responsibility of the recipient to ensure the address on record is up-to-date and accurate at all times to ensure delivery of Award-related communications.